Contact:
William Snyder
Vice President and Chief Financial Officer
Tel: 510-887-3473
Fax: 510-732-1469

Patricia Menchaca
Manager, Investor Relations
Tel: 510-887-3578
Fax: 510-732-1469
pmenchac@etec.com

Delay in System Acceptance to Cause Etec Systems, Inc. Revenue Shortfall

HAYWARD, Calif., January 31, 2000 - Etec Systems, Inc. (Nasdaq: ETEC), a leader in patterning solutions for the worldwide semiconductor and electronics industries, today announced that it will report lower than expected revenues for the company's second quarter of fiscal 2000. Due to the delay in the customer acceptance of one system, the company will report a loss for the quarter of approximately $0.06 to $0.13 per share.

Revenue was not recognized on one ALTA 3500 system prior to the second quarter end at midnight on January 28, 2000, due to a delay in customer acceptance. The system was subsequently accepted by the customer on January 30, 2000 and revenue will be recognized for the system in Etec's third quarter of fiscal 2000.

Steve Cooper, Etec's chairman, president and CEO stated, "We simply ran out of time to provide sufficient data to meet our customer's acceptance criteria. The slip is a matter of shipment timing at the end of the quarter and is not the result of ALTA system issues. This is the first laser-based system purchased by this customer and we both wanted to make certain that it fully met both Etec's and the customer's expectations. Had the system shipped in the quarter, Etec would have been on plan."

Etec will report second quarter, fiscal 2000 earnings on February 16, 2000.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include risks associated with the timely development and market acceptance of new products in an environment of rapid technological change, reduced, postponed or canceled orders as a result of changes in customers' planned capital spending, timely availability of key components, delays in

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factory testing and acceptance, increased costs and manufacturing capacity associated with the addition of new facilities, ability of certain customers to finance new system purchases, the possibility of new products or technologies introduced by competitors, and material variations in financial results due to a delay in delivery of even one system. Statements in this release are based upon internal estimates, preliminary information and management assumptions, which are subject to a number of risks and uncertainties inherent in estimating future results. Other risks are detailed from time to time in the Company's SEC reports, including the annual report filed on Form 10- K and subsequent filings on Form 10-Q. The Company assumes no obligation to update the information in this release.

About Etec: Etec Systems, Inc. is a leader in patterning solutions for the worldwide semiconductor and electronics industries. Its products include electron- and laser-beam systems that produce high-precision masks, which are used to print circuit patterns onto semiconductor wafers and high-speed, large- area laser direct imaging systems for electronic interconnect production applications. Founded in 1970, the company is headquartered in Hayward, Calif., with manufacturing facilities in Hayward, Calif., Hillsboro, Ore., and Tucson, Ariz., and sales and service offices worldwide. Etec's stock is traded on the Nasdaq Stock Market under the symbol ETEC. The Company's World Wide Web site can be accessed at www.etec.com.